Exhibit 99.1

[LOGO OF CARDIMA]

COMPANY CONTACT:	INVESTOR CONTACTS:	MEDIA CONTACTS:
Cardima, Inc.	Lippert/Heilshorn & Associates, Inc.	Investor Relations Group
Ronald E. Bourquin	Bruce Voss (bvoss@lhai.com)	Janet Vasquez
Senior VP, Chief Financial Officer	Jody Cain (jcain@lhai.com)	Dian Griesel, Ph.D.
(510) 354-0300	(310) 691-7100	(212) 825-3210
www.cardima.com	www.lhai.com

FOR IMMEDIATE RELEASE

CARDIMA COMPLETES $3.27 MILLION PRIVATE PLACEMENT

FREMONT, Calif. (January 6, 2003) — Cardima®, Inc. (Nasdaq SC: CRDM) — developer of the REVELATION® Tx and REVELATION® Helix microcatheter systems for treating atrial fibrillation (AF) — today announced the completion of a private placement of 4,359,994 shares of Common Stock to select accredited investors at a price of approximately $0.75 per share. The private placement also included the issuance of warrants to purchase up to an aggregate of 2,397,999 additional shares of Common Stock at an exercise price of approximately $0.82 per share. Net proceeds to the Company were approximately $3.0 million.

The Company has agreed to register for resale the Common Stock issued in this private placement, including the shares of Common Stock underlying the warrants.

“We are pleased that we were able to close this financing despite the difficult market environment,” commented Gabriel Vegh, chief executive officer of Cardima. “This financing will allow us to focus on efforts to bring a potential cure for AF to the U.S. market. As we have stated previously, our PMA has been accepted by the U.S. Food and Drug Administration (FDA) and the FDA has granted us an expedited review.”

Cardima, Inc. developed the REVELATION Tx linear ablation microcatheter system as a minimally invasive, single-use product that may have the potential for curing AF. The REVELATION Tx linear ablation microcatheter system is believed by the Company to be the first device to treat AF that has completed a multi-center clinical trial and has had a PMA application submitted to the FDA. Cardima submitted the PMA on September 20, 2002, and the PMA was accepted and granted expedited review by the FDA on November 5, 2002. Clinical trial data from the REVELATION Tx microcatheter demonstrated safety and promising efficacy. Cardima’s mission is to get better devices to treat AF in the hands of the medical community.

The offering was made only to accredited investors in accordance with Section 4(2) under the Securities Act of 1933 and the rules and regulations promulgated thereunder. The Company intends to use net proceeds of the offering for working capital, including, without limitation, in connection with the Company’s Phase III trial for the treatment of AF, the Company’s efforts to obtain Food and Drug Administration approval for its microcatheter currently in Phase III trial, planned marketing efforts, expansion of sales efforts and for such other general corporate purposes as the Company’s Board of Directors may determine from time to time.

The securities offered have not been registered under the Securities Act of 1933 or any state securities laws and unless so registered may not be offered or sold in the United States (or to a U.S. person) except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include the Company’s ability to raise additional capital, whether the Company’s premarket approval application will be approved by the U.S. FDA, and whether the Company will be able to conduct successful clinical trials, obtain regulatory approvals and gain acceptance from the marketplace for its products. Additional risks are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Securities and Exchange Commission on April 1, 2002, and the Company’s Quarterly Reports on Form 10-Q for the Quarters ended March 31, June 30 and September 30, 2002. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.

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